Exhibit 99.2

THINQ LEARNING SOLUTIONS, INC.

Consolidated Financial Statements

Together with Independent Auditors’ Report

For the Years Ended December 31, 2004 and 2003

THINQ Learning Solutions, Inc.

Audited Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

THINQ Learning Solutions, Inc.:

We have audited the accompanying consolidated balance sheets of THINQ Learning Solutions, Inc. (a Delaware corporation) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of THINQ Learning Solutions, Inc. as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stout, Causey & Horning, P.A.

March 24, 2005

THINQ LEARNING SOLUTIONS, INC.

Consolidated Balance Sheets

(in thousands)

As of December 31,	2004	2003
Assets

Current Assets
Cash and cash equivalents	$1,597	$2,222
Accounts receivable, net of allowance for doubtful accounts of $27 and $50	2,137	2,710
Prepaid expenses and other current assets	638	441

Total Current Assets	4,372	5,373

Property and Equipment, net	203	641
Other Purchased Intangible Assets, net		—
Goodwill	17,168	17,168
Restricted Cash	140	201
Other Assets	221	132

Total Assets	$22,104	$23,515

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,310	$1,584
Accrued expenses	719	615
Line of credit	1,479	1,256
Current portion of long-term debt	1,476	1,403
Current portion of lease obligations from discontinued operations	376	898
Current portion of capital lease obligation	18	—
Current portion of deferred revenue	3,795	5,318

Total Current Liabilities	9,173	11,074

Long-Term Debt, net of current portion	1,093	1,781
Lease Obligations from Discontinued Operations, net of current portion	135	685
Capital Lease Obligations, net of current portion	26	—
Deferred Revenue, net of current portion	1,375	359
Deferred Rent	252	315
Deferred Financing Fees	373	—

Total Liabilities	12,427	14,214

Commitments and Contengencies (Note 8)

Stockholders’ Equity
Redeemable Convertible Preferred Stock	81,329	81,327
Redeemable Convertible Preferred Stock Warrants	405	405
Common stock, $0.01 par value; 190,000,000 shares authorized; 5,620,951 shares issued and 5,247,751 shares outstanding	56	56
Additional paid-in capital	20,187	20,187
Treasury stock, at cost; 373,200 shares at December 31, 2004 and 2003	(81)	(81)
Common stock warrants	43	43
Accumulated other comprehensive loss	(409)	(371)
Accumulated deficit	(91,853)	(92,265)

Total Stockholders’ Equity	9,677	9,301

Total Liabilities and Stockholders’ Equity	$22,104	$23,515

The accompanying notes are an integral part of these consolidated financial statements.

THINQ LEARNING SOLUTIONS, INC.

Consolidated Statements of Operations

(in thousands)

For the Years Ended December 31,	2004	2003
Revenue	$14,921	$19,760

Cost of Revenues	5,368	7,150

Gross Profit	9,553	12,610

Operating Expenses:
Selling and marketing	5,024	8,022
General and administrative	1,851	1,779
Research and development	2,446	4,168
Amortization of purchased intangible assets	—	372

Total Operating Expenses	9,321	14,341

Income (Loss) from Operations	232	(1,731)

Interest (Expense) Income, net	(772)	(505)

Loss from Continuing Operations	(540)	(2,236)

Income (Loss) from Discontinued Operations	954	(486)

Net Income (Loss)	$414	$(2,722)

The accompanying notes are an integral part of these consolidated financial statements.

THINQ LEARNING SOLUTIONS, INC.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2004 and 2003

(in thousands except share information)

	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock Warrant	Common Stock		Additional Paid-In Capital	Treasury Stock, at Cost	Common Stock Warrants	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Number of Shares	Value		Number of Shares	$0.01 Par Value
Balance, December 31, 2002	26,098,765	$81,320	$405	5,600,868	$56	$20,185	$(81)	$43	$(344)	$(89,536)	$12,048	$(8,477)

Accretion of Class B Redeemable Preferred Stock	—	7	—	—	—	—	—	—	—	(7)	—	—
Exercise of stock options	—	—	—	20,083	—	2	—	—	—	—	2	—
Translation adjustment	—	—	—	—	—	—	—	—	(27)	—	(27)	(27)
Net Loss	—	—	—	—	—	—	—	—		(2,722)	(2,722)	(2,722)

Balance, December 31, 2003	26,098,765	81,327	405	5,620,951	56	20,187	(81)	43	(371)	(92,265)	9,301	(2,749)

Accretion of Class B Redeemable Preferred Stock	—	2	—	—	—	—	—	—	—	(2)	—	—
Translation adjustment	—	—	—	—	—	—	—	—	(38)	—	(38)	(38)
Net Income	—	—	—	—	—	—	—	—	—	414	414	414

Balance, December 31, 2004	26,098,765	$81,329	$405	5,620,951	$56	$20,187	$(81)	$43	$(409)	$(91,853)	$9,677	$376

The accompanying notes are an integral part of these consolidated financial statements.

THINQ LEARNING SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(in thousands)

For the Years Ended December 31,	2004	2003
Cash Flows From Operating Activities:
Net income (loss)	$414	$(2,722)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	526	1,451
Amortization of bond discount	135	129
Deferred rent	(63)	209
Changes in assets and liabilities:
Accounts receivable	573	1,844
Prepaid expenses and other current assets	(197)	(34)
Restricted cash	61	—
Other assets	(89)	72
Accounts payable	(274)	(523)
Accrued expenses	104	(2,910)
Deferred revenue	(507)	(894)
Lease obligations from discontinued operations	(1,072)	(242)

Net Cash Used in Operating Activities	(389)	(3,620)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(37)	(209)

Net Cash Used in Investing Activities	(37)	(209)

Cash Flows From Financing Activities:
(Repayments) borrowings on line of credit, net	223	(744)
Proceeds from issuance of long-term debt	—	1,000
Repayments on long-term debt	(750)	(540)
Repayments of capital lease obligations	(7)	—
Proceeds from exercise of stock options	—	2
Deferred financing fee	373	—

Net Cash Used in Financing Activities	(161)	(282)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(38)	(27)

Net Decrease in Cash and Cash Equivalents	(625)	(4,138)

Cash and Cash Equivalents, beginning of year	2,222	6,360

Cash and Cash Equivalents, end of year	$1,597	$2,222

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$383	$446

Non-Cash Financing Activity:
Accretion of Series B redeemable convertible preferred stock	$2	$7
Property and equipment acquired through capital lease obligations	$51	$—

The accompanying notes are an integral part of these consolidated financial statements.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

1.	ORGANIZATION AND OPERATIONS

THINQ Learning Solutions, Inc. (the Company), formerly TrainingNet, Inc., was incorporated as a Delaware corporation on February 16, 1999. The Company develops and sells Learning Management System (LMS) enterprise software. The Company is a private company headquartered in Baltimore, Maryland, with operations in the United States, Canada, the United Kingdom, and Australia.

The Company’s operations are subject to certain risks and uncertainties associated with technology-oriented companies including, among others, the susceptibility of the Company’s products and services to rapid technological change, current and potential competitors with greater resources, dependence on contracts with federal government agencies, dependence on significant customers, lack of operating history and uncertainty of future profitability and possible fluctuations in financial results. The Company has incurred significant cumulative losses from operations and operating cash flow deficits. The Company has historically relied on debt and equity financing to fund the cash flow deficit.

As discussed further in Note 13, on March 24, 2005, the Company entered into an agreement (the Transaction) under which its shareholders will sell all of the outstanding stock of the Company to Saba Software, Inc. In the event the Transaction does not close, the Company will be required to finance operations through a combination of stock sales and additional borrowings. There can be no assurance that, in the event the Transaction does not close, additional funds will be available on a timely basis, on favorable terms or at all, or that such funds, if raised, would be sufficient to permit the Company to continue to conduct is operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont’d.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. Foreign currency translation adjustments are accumulated as a component of other comprehensive income (loss). Gains and losses arising from transactions denominated in foreign currencies were not material to the operations of the Company during the years ended December 31, 2004 or 2003.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income (loss) consists of the net loss plus the Company’s foreign currency translation adjustment and is disclosed in the accompanying consolidated statements of stockholders’ equity

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of ninety days or less at the time of purchase to be cash equivalents. As of December 31, 2004 and 2003, cash equivalents consisted principally of money market funds.

Restricted Cash

As of December 31, 2004 and 2003, the Company had approximately $140,000 and $201,000, respectively, of certificates of deposit held as collateral for certain arrangements, including a facility lease. The restrictions lapse upon the expiration of the arrangements at various dates through November 2005.

Accounts Receivable

The Company grants credit to customers without requiring collateral. The Company utilizes the allowance method to provide for doubtful accounts based on management’s evaluation of the collectibility of accounts receivable.

The Company determines trade receivables to be delinquent when greater than 30 days past due. Trade receivables are written off when it is determined that amounts are uncollectible.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont’d.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation on the straight-line basis over the estimated useful lives of the respective assets, as follows:

Asset Classification	Estimated Useful Life
Computer equipment	3-5 years
Software	3 years
Furniture and fixtures	3-5 years
Leasehold improvements	Term of lease

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, the Company reviews its long-lived assets, including property and equipment and other purchased intangible assets for impairment as events and changes in circumstances indicate the carrying amount of an asset may not be recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such cash flows are more likely than not to be less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company’s estimates of anticipated cash flows and the remaining estimated useful lives of its long-lived assets could be reduced significantly in the future. As a result, the carrying amount of the long-lived assets could be reduced in the future.

Goodwill

The Company accounts for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires the use of the non-amortization approach to account for purchased goodwill. Under the non-amortization approach, goodwill is not amortized into results of operations, but instead is reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill exceeds its fair value. The Company has completed the required impairment tests for the years ended December 31, 2004 and 2003, and has concluded that no impairment existed.

Revenue Recognition

The Company generates revenue from the licensing of its LMS software, the performance of related professional services, the provision of hosting services, and maintenance arrangements related to its LMS software. The Company executes separate contracts that govern the terms and conditions of each software license and maintenance arrangement and each hosting and professional services arrangement.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont’d.

Revenue Recognition – cont’d.

Revenue from the licensing of the LMS software is recognized in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. The Company has determined that it does not have vendor-specific objective evidence of fair value for its LMS software licenses or its maintenance and as such, all fees under these arrangements, including license fees and maintenance fees, are recognized ratably over the maintenance period, which is generally one year.

Hosting fees and professional service fees are recognized as services are performed. Any up-front fees received in connection with hosting and service arrangements are deferred and recognized over the period that the service is performed.

During 2002, the Company adopted the guidance in the Emerging Issue Task Force (EITF) Issue 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF 01-14 requires that reimbursements for out-of-pocket expenses incurred be characterized as revenue in the income statement. For the years ended December 31, 2004 and 2003, approximately $376,000 and $602,000, respectively, of reimbursed out-of-pocket expenses have been included in revenue.

Stock-Based Compensation

The Company records stock-based compensation using the intrinsic value method and stock-based compensation issued to nonemployees using the fair value method. Accordingly, stock-based compensation is recognized on options issued to employees if the option exercise price is less than the market price of the underlying common stock on the date of grant.

The Company has computed the pro forma disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation, for options granted to employees using an option-pricing model as prescribed by SFAS No. 123 with the following assumptions: risk-free interest rates ranging from 3.5% to 6.8%, no dividends, an expected life of six years and volatility of 85%.

Had compensation expense been determined consistent with the fair value method under SFAS No. 123, the net loss during the years ended December 31, 2004 and 2003 would have increased as follows (in thousands):

	2004	2003
Net income (loss):
As reported	$414	$(2,722)
Pro forma	(264)	(4,212)

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004 and 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont’d.

Software Development Expense

The Company has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. The Company sells products in a market that is subject to rapid technological change, new product development and changing customer needs; accordingly, the Company has concluded that technological feasibility is not established until the development stage of the product is nearly complete. The Company defines technological feasibility as the completion of a working model. The time period during which costs could be capitalized, from the point of reaching technological feasibility until the time of general product release, is very short and, consequently, the amounts that could be capitalized are not material to the Company’s financial position or results of operations. Therefore, the Company charges all such costs to research and development expense in the period incurred.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not those assets will not be realized.

Concentrations

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains its cash at high credit quality institutions and, as a result, believes that credit risk related to its cash is not significant. The Company’s accounts receivable are derived from revenue earned from clients located primarily in the United States. The Company performs ongoing credit evaluations of its clients’ financial condition and maintains reserves for potential credit losses based on the expected collectibility of accounts receivable. To date, the Company has not experienced any significant credit losses. During the year ended December 31, 2004, one customer individually represented 18% of revenues. During the year ended December 31, 2003, two customers individually represented 19% and 10%, respectively, of revenues. Two customers individually represented 15% each of total accounts receivables at December 31, 2004. Two customers individually represented 39% and 12%, respectively, of total accounts receivable at December 31, 2003.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - cont’d.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The carrying amounts of the Company’s financial instruments approximate their fair value as of December 31, 2004 and 2003, respectively.

3.	DISCONTINUED OPERATIONS

During the year ended December 31, 2001, the Company implemented a formal plan to discontinue certain of its operations. As of December 31, 2002, substantially all of the obligations related to the discontinued operations had been settled with the exception of obligations under certain facility leases. Payments made under these lease obligations totaled $344,000 and $988,000 during the years ended December 31, 2004 and 2003, respectively. The Company reviews the remaining accrual for the lease obligations on an annual basis to determine if it is adequate to cover the estimated future obligations. As a result of such review, the Company recorded an expense in the amount of $486,000 during the year ended December 31, 2003.

In December 2004, the Company entered into a settlement agreement with the landlord of one of the abandoned facilities. The settlement requires the Company to pay $150,000 in two installments of $75,000, with the first payment due on or before December 31, 2004, and the second payment due on or before February 15, 2005. The Company has made both required payments.

In January 2005, the Company entered into a settlement agreement with the landlord of one of the remaining abandoned facilities. The settlement calls for payments totaling $400,000, of which $150,000 was paid in January 2005, $100,000 is in a letter of credit to be redeemed by the current owner of the facility and $150,000 is payable with 10% interest per annum in 60 equal monthly payments of principal and interest totaling $3,187. Future maturities under the note are as follows:

2005	$24,340
2006	26,889
2007	29,705
2008	32,815
2009	36,251

$150,000

As a result of the settlement agreements, the Company recorded income in the amount of $954,000 to reflect the reduction in the amount due on the leases.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, (in thousands):

	2004	2003
Computer equipment	$3,436	$3,150
Software	2,765	2,692
Furniture and fixtures	548	547
Leasehold improvements	78	68

	6,827	6,457

Less: Accumulated depreciation and amortization	(6,624)	(5,816)

	$203	$641

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2004 and 2003 was $526,000 and $1,079,000 respectively.

5.	OTHER PURCHASED INTANGIBLE ASSETS

Other purchased intangibles consist of developed technology. The developed technology, which was amortized on the straight line basis over its estimated useful life of three years, had an initial cost of $1,339,000 and became fully amortized during the year ended December 31, 2003. Amortization expense totaled $372,000 during the year ended December 31, 2003.

6.	ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, (in thousands):

	2004	2003
Accrued payroll and related costs	$536	$302
Accrued professional fees	95	137
Other accrued expenses	88	176

	$719	$615

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

7.	INCOME TAXES

No provision for income taxes has been recorded for the years ended December 31, 2004 and 2003 as a result of the operating losses incurred by the Company. The income tax benefit of the operating losses was offset by an increase in the related valuation allowance. The components of the Company’s deferred tax assets consist of the following as of December 31, (in thousands):

	2004	2003
Net operating loss carryforwards	$28,594	$28,075
Temporary differences	449	840
Tax credit carry forwards	960	877

Valuation allowance	(30,003)	(29,792)

	$—	$—

At December 31, 2004 and 2003, the Company has recorded a full valuation allowance against its net deferred tax asset due to the uncertainty surrounding the realizability of this asset. The Company had net operating loss carryforwards of approximately $69 million as of December 31, 2004. Those net operating loss carryforwards expire through 2024. Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership, utilization of net operating loss carryforwards may be limited. As a result of historical ownership changes, the Company’s use of its net operating loss carryforwards will be limited and may not be available to offset future taxable income.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company conducts its operations in leased facilities under various operating leases that expire through 2007. Rent expense under these leases was approximately $561,000 and $554,000 for the years ended December 31, 2004 and 2003, respectively. The future minimum rentals under these leases are approximately as follows (in thousands):

2005	$435
2006	448
2007	461

$1,344

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

8.	COMMITMENTS AND CONTINGENCIES – cont’d.

Capital Leases

The Company leases computer equipment under capital lease obligations. Interest rates vary from 7% to 30%

Future minimum payments required under the leases are as follows:

Year ending December 31,	(in thousands)
2005	$23
2006	21
2007	7

Future minimum lease payments	51
Less: Amounts representing interest	7

Present value of future minimum lease payments	44
Less: Current maturities of obligations under capital leases	18

Obligations under capital leases, net of current maturities	$26

Litigation and Claims

The Company is periodically involved in disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect on the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

Employee Benefit Plans

The Company has a 401(k) savings plan (the Savings Plan) that qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All employees on the U.S. payroll of the Company are eligible to participate in the Savings Plan. The Company may also make discretionary contributions to the Savings Plan; however, no Company contributions have been made since the inception of the Savings Plan.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

9.	DEBT

Credit Agreement

In August 2002, the Company entered into a Loan and Security Agreement (the Credit Agreement) with a bank. The Credit Agreement was subsequently amended in March 2003. The Credit Agreement provides for a revolving working capital line of credit (the Revolving Line of Credit) and a $500,000 facility for the purchase of Equipment (the Equipment Line). The Revolving Line of Credit also provides for the issuance of letters of credit. Borrowings under the Revolving Line of Credit are limited to the lesser of $4,500,000 or eligible receivables, as defined. Such borrowings bear interest at an annual rate equal to the bank’s prime rate plus 0.75%. Interest is due monthly and the Revolving Line of Credit expires in March 2004. Borrowings under the Equipment Line bear interest at an annual rate equal to the bank’s prime rate plus 1.5%. Interest is due monthly and the principal is due in 36 equal monthly installments. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company. The Credit Agreement contains certain restrictive covenants, including, among others, restrictions related to mergers and acquisitions, investments, additional indebtedness, distributions, transactions with affiliates, dispositions and certain other changes to the business. The financial covenants include the requirement to maintain minimum quarterly revenue and a minimum adjusted quick ratio, as defined.

In June 2003, the Company and the bank further amended the Credit Agreement. Under the modified Credit Agreement, borrowings under the Revolving Line of Credit are limited to the lesser of $4,500,000 or eligible receivables, as defined, less any outstanding borrowings under the Equipment Line. The financial covenants were also modified to, (1) replace the minimum quarterly revenue requirement with a minimum quarterly new business bookings requirement, as defined, (2) reduce the minimum adjusted quick ratio requirement, as defined, and (3) establish a minimum liquidity ratio requirement, as defined.

As of December 31, 2004 and 2003, the Company had outstanding borrowings under the Revolving Line of Credit of $1,446,000 and $1,196,000, respectively, with an interest rate of 6.00% and 4.75%, respectively. As of December 31, 2004 and 2003, the Company had outstanding borrowings under the Equipment Line of $33,000 and $60,000, respectively, with an interest rate of 5.50%.

In June 2004, the Company and the bank further amended the Credit Agreement. The covenants of the Credit Agreement were modified to, (1) include the requirement for a minimum monthly EBITDA, as defined, and (2) include the requirement for a minimum debt service coverage ratio, as defined. Additionally, the maturity date of the Credit Agreement was extended to June 3, 2005.

The Company’s credit agreement with the bank, as currently amended, contains certain financial covenants that require, among other things, maintenance of minimum amounts and ratios of working capital; minimum amounts of tangible net worth; maximum ratio of indebtedness to tangible net worth; and limits purchases of property, plant and equipment. As of December 31, 2004, the Company is in compliance with, or has obtained waivers for all financial covenants.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

9.	DEBT – cont’d.

Promissory Notes

In December 2002, the Company entered into a Promissory Note Agreement that provided for the issuance of up to $4,000,000 in promissory notes. In December 2002, the Company issued a promissory note in the amount of $3,000,000. Interest on the note accrues at an annual rate of 10.14%. Interest only payments were due each month through July 2003. Thirty monthly principal and interest payments of $113,630 began in August 2003. In March 2003, the Company issued the remaining $1,000,000 promissory note. Interest on this note accrues at an annual rate of 9.85%. Interest only payments were due each month through September 2003. Thirty monthly principal and interest payments of $37,742 begin in October 2003.

In March 2004, the Company restructured the Promissory Note Agreement. At that time, the two notes were combined into one note with an outstanding balance of $3,216,044. The restructured agreement requires six interest-only payments beginning March 1, 2004. Interest on the restructured note accrues at an annual rate of 10.07%. Eighteen monthly principal and interest payments of $151,371 begin on September 1, 2004. As part of the restructured agreement, the Company agreed to pay a restructuring fee of $373,163, which is due no later than the maturity date of the restructured note.

In connection with the issuance of the promissory note in December 2002, the Company issued a warrant to purchase certain shares of preferred stock of the Company. The warrant is immediately exercisable and expires in December 2009 or three years after the closing of an initial public offering. The exercise price of $1.74 per share, is subject to adjustment in certain circumstances. The number of shares for which this warrant is exercisable is equal to $480,000 divided by the exercise price. A portion of the proceeds of the promissory note has been allocated to the value of this warrant. The fair value of the warrant of approximately $405,000 was determined using the Black-Scholes option-pricing model. The resulting debt discount is being amortized to interest expense using the effective interest method over the term of the promissory note.

Long-term debt consists of the following as of December 31, (in thousands):

	2004	2003
Promissory note	$2,711	$3,461
Discount	(142)	(277)

	2,569	3,184
Less: current portion	(1,476)	(1,403)

	$1,093	$1,781

At December 31, 2004, future maturities of long-term debt are as follows (in thousands):

2005	$1,618
2006	1,093

$2,711

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following table summarizes the redeemable convertible preferred stock authorized, issued and outstanding as of December 31, 2004 (dollars in thousands):

	Shares Authorized	Shares Issued and Outstanding	Redemption Value and Liquidation Preference	Carrying Amount
Series A redeemable convertible preferred stock (Series A), $0.10 par value; liquidation preference of $2.60 per share	769,230	769,230	$2,000	$2,000
Series B redeemable convertible preferred stock (Series B), $0.10 par value; liquidation preference of $6.22 per share	1,678,794	1,678,794	10,442	10,442
Series C redeemable convertible preferred stock (Series C), $0.10 par value; liquidation preference of $7.32 per share	4,700,631	4,680,631	34,262	34,262
Series D redeemable convertible preferred stock (Series D), $0.10 par value; liquidation preference of $1.95 per share	7,700,001	7,700,001	15,015	15,015
Series E redeemable convertible preferred stock (Series E), $0.10 par value; liquidation preference of $1.74 per share	23,620,678	11,270,109	19,610	19,610

	38,469,334	26,098,765	$81,329	$81,329

On March 16, 1999, the Company sold 769,230 shares of Series A for an aggregate purchase price of $2,000,000, or $2.60 per share. On June 30, 1999, the Company sold 1,607,718 shares of Series B for an aggregate purchase price of $10,000,005, or $6.22 per share. On October 12, 1999, the Company sold an additional 71,076 shares of Series B for an aggregate purchase price of $442,092 or $6.22 per share.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK – cont’d

In connection with the issuance of Series B in June 1999, the Company issued a warrant to purchase 964,626 shares of common stock to the Series B preferred stockholders at an exercise price of $6.00 per share. The warrant is exercisable and expires in June 2006. The Company valued the warrant at approximately $43,000 using the Black-Scholes option-pricing model and recorded the $43,000 as a reduction to the carrying value of Series B and is accreting this amount over the earliest redemption date for the Series B. As of December 31, 2004, the warrant has not been exercised.

On February 10, 2000, the Company sold 4,603,825 shares of Series C for an aggregate purchase price of $33,699,999 or $7.32 per share. On March 10, 2000, the Company sold an additional 96,806 shares of Series C for an aggregate purchase price of $708,620 or $7.32 per share. On June 30, 2001, the Company repurchased 20,000 shares of Series C for an aggregate purchase price of $20,000, or $1.00 per share.

On October 31, 2000, the Company issued an aggregate of 7,700,001 shares of Series D with a liquidation preference of $1.95 per share, in connection with the Company’s acquisition of Training Server. The fair value of Series D at the time of that acquisition was approximately $26,873,000, or $3.49 per share, as determined by an independent appraisal. The fair value of the Series D was included in the determination of the purchase price for the Training Server acquisition. The excess of the fair value over the liquidation preference has been included in additional paid-in capital.

On March 31, 2001, the Company sold 10,731,183 shares of Series E for an aggregate purchase price of $18,672,258 or $1.74 per share. On April 14, 2001, the Company sold an additional 538,926 shares of Series E for an aggregate purchase price of $937,731 or $1.74 per share.

The rights, preferences and privileges of the Series A, Series B, Series C, Series D, and Series E are as follows:

Dividends

Holders of preferred stock shall be entitled to receive, out of funds legally available, dividends at the same rate as dividends paid with respect to common stock, when and if declared by the Board of Directors. With respect to calculating the dividend amount, each stockholder will be treated as if it had been converted into common stock on a three-for-one basis for Series A and Series B and on a one-for-one basis for Series C, Series D and Series E, subject to adjustments, as defined. There were no dividends declared during the years ended December 31, 2004 and 2003.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK – cont’d.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, preferred stockholders shall be entitled to receive, before any distribution is made on any stock ranking junior to the Series A, Series B, Series C and Series D, the greater of (i) $2.60, $6.22, $7.32 and $1.95 per share, respectively, plus an amount equal to all dividends declared but unpaid thereon, or (ii) the amount per share that would be paid had the preferred stock been converted into common stock, as defined below, immediately prior to the liquidation, dissolution or winding-up. The holders of Series E preferred stock shall be entitled, before any distribution is made to the Series A, Series B, Series C, Series D and common stockholders, to receive the greater of (i) $1.74 per share plus an amount equal to all dividends declared but unpaid thereon, or (ii) the amount per share that would be paid had the preferred stock been converted into common stock, as defined below, immediately prior to the liquidation, dissolution or winding-up. If, upon the liquidation, dissolution or winding-up of the Company, the assets to be distributed among the holders of the preferred stock are not sufficient to permit the full liquidation preference payments to all preferred shareholders, then all assets of the Company shall be allocated first to Series E and then to each of the other series of preferred stock in proportion to the aggregate original issue price of the outstanding shares of each series ($2.60 for Series A, $6.22 for Series B, $7.32 for Series C, and $1.95 for Series D).

Redemption

The holders of the Series A, Series B, Series C, Series D, and Series E may elect to redeem the stock no earlier than January 2, 2004. If the holders elect to redeem the stock, one-third of the preferred stock can be redeemed on March 1, 2004, March 1, 2005 and March 1, 2006. Series A, Series B, Series C, Series D and Series E will be redeemed at $2.60, $6.22, $7.32, $1.95 and $1.74, respectively, per share plus any accrued but unpaid dividends.

In connection with the issuance of promissory notes in December 2002 and March 2003, the preferred stockholders agreed to waive certain redemption rights. So long as any of the promissory note obligations remain outstanding, no preferred stockholder will demand, accept or receive any payment with respect to the redemption of any shares of preferred stock.

Conversion

The holders of Series A and Series B may, at any time at the option of the holder, elect to convert each share of Series A and Series B into three shares of common stock, subject to adjustments, as defined. The holders of Series C, Series D and Series E may, at any time of the option of the holder, elect to convert each share of Series C, Series D and Series E into approximately one share of common stock, subject to adjustments, as defined.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK – cont’d.

Conversion – cont’d.

The conversion of Series A and Series B becomes mandatory upon the closing of a public offering of the Company’s common stock when the per share price is at least $6.00 per share and total offering proceeds are at least $15 million. The conversion of Series C becomes mandatory upon the closing of a public offering of the Company’s common stock when the per share price is at least $14.64 per share and total offering proceeds are at least $30 million. The conversion of Series D becomes mandatory upon the closing of a public offering of the Company’s common stock when the per share price is at least $18.00 per share and total offering proceeds are at least $15 million. The conversion of Series E becomes mandatory upon the closing of a public offering of the Company’s stock when the per share price is at least $7.00 per share and total offering proceeds are at least $30 million.

11.	WARRANTS

In 1999, in connection with the execution of a lease, the Company issued a warrant to purchase 25,000 shares of the Company’s common stock at $0.21 per share. The warrant is exercisable and expires on November 30, 2005. In 2000, in connection with the execution of a lease, the Company issued a warrant to purchase 8,000 shares of the Company’s common stock at $7.35 per share. The warrant is exercisable and expires on August 16, 2005. The fair values of these warrants were included in rent expense for the respective periods. As of December 31, 2004, the warrants have not been exercised.

12.	STOCK PLANS

In March 1999, the Company established the 1999 Stock Plan (the 1999 Plan), which provides for the grant of incentive stock options, nonqualified stock options and restricted common stock. The Board of Directors has the authority to select the employees and nonemployees to whom options are granted and determine the terms of each option. Options granted under the 1999 Plan vest over various periods and expire no later than seven years from the date of grant.

During 2000, in connection with an acquisition, the Company assumed the Training Server, Inc. 2000 Stock Incentive Plan (the Training Server Plan). Subsequent to the acquisition, the Company has not granted any option awards under the Training Server Plan. At December 31, 2004, there are no remaining shares available for grant under the Training Server Plan, and 136,500 shares remain outstanding until exercised or canceled.

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

12.	STOCK PLANS – cont’d.

On February 7, 2002, the Company offered employees the opportunity to surrender certain of their options. The offer was extended to employees holding an aggregate 2,261,741 stock options at exercise prices greater than $2.00 per share. The surrendered options were replaced with new options on August 9, 2002 with an exercise price equal to the then current fair market value of the Company’s per share common stock price of $.50 per share.

	Number of Shares	Weighted Average Exercise Price
Outstanding, December 31, 2002	4,389,120	$0.60
Granted	200,500	0.60
Canceled	(1,360,771)	0.62
Exercised	(20,083)	0.15

Outstanding, December 31, 2003	3,208,766	0.59
Granted	138,000	0.50
Canceled	(1,272,747)	0.66
Exercised	—	—

Outstanding, December 31, 2004	2,074,019	$0.54

Exercisable, December 31, 2004	1,705,343	$0.55

The following table summarizes information relating to outstanding and exercisable options as of December 31, 2004:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted-Average Remaining Contractual Life (in Years)	Number of Shares
$0.09	12,000	1.26	12,000
0.17	3,000	1.42	3,000
0.21	23,000	1.63	23,000
0.50	1,992,561	4.52	1,623,885
1.46	10,000	2.18	10,000
3.00	33,458	2.81	33,458

$0.09-3.00	2,074,019	4.42	1,705,343

THINQ Learning Solutions, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

13.	SUBSEQUENT EVENT

On March 24, 2005, the Company entered into an Agreement and Plan of Merger (the Agreement) with Saba Software, Inc. (Saba). Under the terms of the Agreement, the Company’s shareholders will sell 100% of the Company’s common and preferred stock to Saba in exchange for $500,000 and 1,800,000 shares of Saba’s common stock. The cash consideration is subject to adjustment based on the amount of the Company’s Adjusted Net Liabilities as defined in the Agreement, at the date of closing. All outstanding options and warrants of the Company will terminate at date of sale.

The Company expects to complete the closing of the transaction during May 2005.